Contacts:

Media:
Kathy A. Schoettlin – (812) 465-7269
Executive Vice President – Communications

Financial Community:
Lynell J. Walton – (812) 464-1366
Senior Vice President – Investor Relations

FOR IMMEDIATE RELEASE
August 16, 2012

Old National announces plans to sell or consolidate branches as part of ongoing efficiency improvements

•	Nine banking centers to be sold

•	Eighteen banking centers scheduled to be consolidated

Evansville, Ind. (August 16, 2012) – Old National Bank, Old National Bancorp’s banking subsidiary, announced today plans to sell or consolidate 27 banking centers as part of ongoing efficiency and service delivery improvements.

Old National to sell deposits of nine banking centers — subject to regulatory approval and the satisfaction of customary closing conditions:

•	Five locations in Western Kentucky with total deposits of $93.7 million and a deposit premium of 2.53% will be sold to Planters Bank

•	Two locations in Southern Illinois with total deposits of $46.3 million and a deposit premium of 1.11% will be sold to Legence Bank

•	Two locations in Southern Illinois with total deposits of $33.5 million and a deposit premium of approximately 0.3% will be sold to Area Bank

***All of the deposit amounts referenced above are based on balances as of August 10, 2012. The branch properties are expected to be sold in the transactions, except for one of the Southern Illinois properties involved in the Area Bank transaction. No loans are anticipated to be sold as a part of these transactions.

Old National to consolidate 18 banking centers into existing branch locations:

•	Nine locations in the Indianapolis area

•	Five locations in Central Indiana

•	Four locations in Southern Indiana

Old National currently has 183 locations across Indiana, Western Kentucky, and Southern Illinois. As part of an ongoing efficiency initiative, Old National took a close look at its locations, examining such items as market dynamics, deposits per branch, proximity to other offices and client traffic. Half of the consolidations are Indianapolis in-store branches with an approaching expiring lease. These locations will be consolidated into a nearby Old National, many of which are within a one – two mile radius.

Old National does not anticipate job eliminations as a result of these activities. Associates at consolidated locations will be offered comparable positions at nearby branches.

Clients of the sold or consolidated branches will be notified through the mail, online and through branch postings. The closures and conversions are anticipated to take place late fourth quarter of 2012 or early first quarter of 2013.

About Old National

Old National Bancorp is the largest financial services holding company headquartered in Indiana and, with $8.7 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky.  In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns Old National Insurance which is one of the top 100 largest agencies in the US and the 10th largest bank-owned insurance agency. For more information and financial data, please visit Investor Relations at oldnational.com.

Forward Looking Statement Disclaimer

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, descriptions of the expected timing, completion, and other effects of the proposed branch divestiture. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to: the requisite regulatory approvals for the proposed divestitures and closures might not be obtained; ability of Old National to execute its business plan, failure or circumvention of Old National’s internal controls, significant changes in accounting, tax or regulatory practices or requirements, new legal obligations or liabilities or unfavorable resolutions of litigations, other matters discussed in this press release and other factors identified in the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date of this press release, and Old National undertakes an obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

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